Exhibit 10(b)

DEFERRED PLAN Grandfathered	COMPENSATION (409A Component)

of

UNION PACIFIC CORPORATION

(Originally effective as of January 1, 2009,

with amendments effective March 1, 2013.)

ARTICLE ONE

Scope of Plan and Definitions

1.1

Purpose and Scope of Plan - The purpose of the Plan (this and other capitalized terms having the meanings set forth below) is to provide a deferral opportunity and related benefits to Eligible Employees who participate in EIP and SIP. The Plan is intended to be an unfunded nonqualified deferred compensation plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Company, pursuant to sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and, as such, to be exempt from the provisions of Parts 2, 3 and 4 of Subtitle B of Title I of ERISA. The rights of each Participant and his Beneficiaries to benefits under the Plan shall be governed by the Plan as set forth herein and as it may hereafter be amended from time to time. This Plan is effective January 1, 2009, unless expressly provided otherwise herein.

1.2

Applicability - The Deferred Compensation Plan was bifurcated into two components, effective January 1, 2009. As reflected in the terms of this Grandfathered Plan, one such component is applicable solely to those amounts that were, as of December 31, 2004, both credited to a Participant’s Account and fully vested in accordance with the terms of the Deferred Compensation Plan as in effect on December 31, 2004 (including related investment gains and losses occurring thereafter), which terms were not materially modified after October 3, 2004. With respect to any other amounts credited to a Participant’s account under the Deferred Compensation Plan, the rights of the Participant and his Beneficiaries shall be governed by the component of the Deferred Compensation Plan known as the “Deferred Compensation Plan (409A Non-Grandfathered Component) of Union Pacific Corporation, effective January 1, 2009.” Prior to January 1, 2009, with respect to all amounts credited under the Deferred Compensation Plan that were subject to section 409A of the Code, the Deferred Compensation Plan was administered in good faith compliance with section 409A of the Code.

1.3	Definitions - As used in the Plan, the following terms shall have the meanings set forth below, unless a different meaning is plainly required by the context:

(a)

“Account” shall mean the entries maintained on the books of the Company which represent a Participant’s interest under the Grandfathered Plan. A Participant’s “Account” shall reflect the value of amounts credited to a Participant under the Deferred Compensation Plan as in effect on December 31, 2004, valued on and after December 31, 2004 in accordance with Article 2 and adjusted for payments made pursuant to Article 3 after December 31, 2004. Under no circumstances shall a

Participant’s Account under this Grandfathered Plan be deemed to include amounts (including investment gains and losses thereon) which under the terms of the Deferred Compensation Plan were credited after December 31, 2004 or were not vested as of that date.

(b)

“Award Account” shall mean the entries maintained on the books of the Company which represent a Participant’s interest under the Plan with respect to each separate Award payable to the Participant under EIP or SIP that the Participant elected to defer under the terms of this Grandfathered Plan. Each Award Account shall separately reflect the Participant’s interest in each investment fund established under Section 2.1.

(b)

“Beneficiary” shall mean the person designated by a Participant to receive his interest under the Deferred Compensation Plan in the event of his death hereunder pursuant to procedures adopted by the Committee. Absent such designation, the Participant’s Beneficiary shall be his estate.

(c)

“Committee” shall mean the Compensation and Benefits Committee of the Board of Directors of the Company, or such other committee of the Board of Directors as may from time to time be designated by the Board of Directors to administer the Plan.

(d)

“Deferred Compensation Plan” shall mean the Union Pacific Corporation Deferred Compensation Plan, as amended from time to time. The Deferred Compensation Plan is comprised of the following components, each of which is set forth in a separate document: (1) The Union Pacific Corporation Deferred Compensation Plan (409A Grandfathered Component), and (2) The Union Pacific Corporation Deferred Compensation Plan (409A Non-Grandfathered Component).

(e)	“EIP” shall mean the Executive Incentive Plan of Union Pacific Corporation and Subsidiaries, effective as of January 1, 1971, and as it may thereafter be amended from time to time.

(f)	“Participant” shall mean any person who has an Account which has not been distributed pursuant to Article Three.

(g)

“Plan” or “Grandfathered Plan” shall mean the Union Pacific Corporation Deferred Compensation Plan (409A Grandfathered Component), as amended and restated in its entirety effective as of January 1, 2009 as set forth herein, and as it may hereafter be amended from time to time.

(h)

“SIP” shall mean the 1993 Stock Option and Retention Stock Plan of Union Pacific Corporation, effective April 16, 1993, as amended; the Union Pacific Corporation 2001 Stock Incentive Plan, effective April 20, 2001, as amended; and the Union Pacific Corporation 2004 Stock Incentive Plan,

effective April 16, 2004, and as it may thereafter be amended from time to time.

(i)	“Thrift Plan” shall mean the Union Pacific Corporation Thrift Plan, as in effect from time to time.

1.4

Terms Defined in the Thrift Plan - For all purposes of the Plan, the following terms shall have the meanings specified in the Thrift Plan, unless a different meaning is plainly required by the context: “Affiliated Company”; “Board of Directors”; “Code”; “Company”; “ERISA”; and “Separation from Service”; provided, however, that in determining if a Separation from Service has occurred, the initial public offering of Overnite Corporation that is the subject of Form S-1 Registration Statement No. 333-107614 shall be disregarded.

1.5

Other Definitional Provisions - The terms defined in Sections 1.3 and 1.4 of the Plan shall be equally applicable to both the singular and plural forms of the terms defined. The masculine pronoun, whenever used, shall include the feminine and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in the Plan shall refer to the Plan as a whole and not to any particular provision of the Plan, unless otherwise specified.

ARTICLE TWO

Valuation of Accounts

2.1

Establishment of Investment Funds - The Committee shall have the authority in its sole discretion to provide a Participant with one or more investment funds for the Participant’s Account and to add, delete, consolidate, substitute or otherwise change any such investment funds from time to time as the Committee may determine in its sole discretion. Notwithstanding any other provision of the Plan that may be interpreted to the contrary, the investment funds are to be used for measurement purposes only, and a Participant’s election of any such investment fund, the allocation of the Participant’s Account thereto, the calculation of additional amounts and the crediting or debiting of such amounts to a Participant’s Account shall not be considered an actual investment of a Participant’s Account in any such investment fund.

2.2

Transfers Between Investment Funds - Subject to such rules as the Committee may prescribe from time to time in its sole discretion, a Participant may elect to transfer such portion of a Participant’s interest in any investment fund as permitted by the Committee to any other available investment fund. Such rules may require that a Participant’s Account under this Grandfathered Plan is commingled for investment purposes with any “Account” a Participant may have in the Union Pacific Corporation Deferred Compensation Plan (409A Non-Grandfathered Component). However, separate recordkeeping shall be maintained with respect to the portions of the Participant’s benefit in the Deferred Compensation Plan attributable to its Grandfathered and Non-Grandfathered Components.

2.3	Valuation and Accounting -

(a) Each investment fund shall be valued as such times and in accordance with such method(s) of valuation as determined from time to time in the sole discretion of the Committee, and the value of each Participant’s Account shall be determined by reference to the portion of the Participant’s Account allocable to each investment fund. The value of each Participant’s interest in an investment fund may be measured in units, shares or dollars.

(b) The value of a Participant’s Account shall equal the aggregate value of the investment funds allocable to such Account.

ARTICLE THREE

Payments

3.1	Payments on Separation from Service or Date Certain -

(a)

Except as provided in subparagraph (b), as soon as administratively practicable following the Participant’s Separation from Service, the value of the Participant’s Award Account(s) under the Grandfathered Plan at the time of such Separation from Service shall be paid to the Participant or, if such Participant is not living at the time of payment, to such Participant’s Beneficiaries in a single lump-sum payment.

(b)

A Participant may have any Award Account paid to him or, if such Participant is not living at the time of payment, to such Participant’s Beneficiaries, in one of the payment options described in subparagraph (b)(1) by making an election of such payment option in accordance with the procedures set forth in subparagraph (b)(2).

(1)	The payment options for any Award Account are described below.

(i) A single lump sum distribution as provided in subparagraph (a) payable at the earlier of (A) July of the year elected by the Participant or (B) the Participant’s Separation from Service.

(ii) A single lump-sum distribution as provided in subparagraph (a) payable in the year of the Participant’s Separation from Service or (if elected by the Participant) January of the next year following such Separation from Service.

(iii)     Annual installments over a period not to exceed fifteen (15) years (such installment period to be elected by the Participant) beginning as soon as administratively practicable following the: (A) Participant’s Separation from Service or (B), if elected by the Participant, January of the next year following such Separation from Service, with (under either option) subsequent installments paid in January of each subsequent year, provided that all subsequent installments will be paid in the next succeeding January, with each installment determined by dividing the value of the Participant’s then-undistributed Award Account by the number of installments remaining to be made.

(iv)     A single lump-sum distribution payable in January of year following the Participant’s Separation from Service that is not later than fifteen (15) years after the Participant’s Separation from Service, such year to be elected by the Participant. The amount of such distribution shall equal the balance in the Participant’s Award Account at such specified date. Pending the lump-sum distribution as aforesaid, the Participant’s Award Account shall continue to be invested in accordance with Article Two. If the Award Account relates to amounts deferred into the Plan from the SIP, the increase or decrease in the value of such Award Account shall be accumulated as part of the Award Account and paid as part of such lump-sum distribution. If the Award Account relates to a amounts deferred into this Plan from the EIP, then at the end of each calendar quarter following the Participant’s Separation from Service, the net increase or decrease in the value of such Award Account, measured from the first valuation of such Award Account pursuant to Article Two which coincides with or next follows the Participant’s Separation from Service, shall be determined. The amount of any such net increase shall be distributed to the Participant within thirty (30) days following the end of such calendar quarter.

(2)

A Participant must elect a payment option described in subparagraph (b)(1) for any Award Account in writing at the time the Participant makes the deferral election that establishes the Award Account, subject to the following restrictions:

(i)     The Participant may always elect the payment option described in subparagraph (b)(1)(i) (providing for payment as of a specified date prior to Separation from Service) with regard to amounts to be deferred to an Award Account, regardless of the payment option the Participant may have elected with respect to any Award Accounts previously established under this Grandfathered Plan.

(ii)     With respect to the payment options described in subparagraphs (b)(1)(ii), (b)(1)(iii) or (b)(1)(iv) (each providing for payment following Separation from Service and hereafter referred to as the “Separation Payment Options”), the Participant may elect only one such Separation Payment Option with respect to (A) all Award Accounts consisting of amounts deferred into the Plan from the SIP, and (B) all Award Accounts consisting of amounts deferred into the Plan from the EIP (other than, in each case, Award Accounts for which the payment option described in subparagraph (b)(1)(i) has been elected). A Participant’s initial election of a Separation Payment Option, with respect to amounts deferred from the SIP or EIP, as the case may be, shall apply to all subsequent deferrals from the SIP or EIP, as applicable, unless the Participant elects the payment option described in subparagraph (b)(1)(i) for such subsequent deferral.

(3)     Notwithstanding the foregoing, a Participant may change the payment option with respect to an Award Account by filing an appropriate election (A) at least six (6) months prior to the date the Award Account would otherwise have begun to be paid to the Participant and (B) in the tax year prior to such date; provided however, that (i) a Participant may not elect to change the form of payment of an Award Account from a Separation Payment Option to the form of payment described in subparagraph (b)(1)(i), and (ii) any change to a different Separation Payment Option must apply to all Award Accounts attributable to deferrals from the SIP or EIP, as the case may be, for which a Separation Payment Option has been elected.

(c)

On the death of a Participant whose Award Account is payable under (b)(1)(iii) or (iv), the Committee, in its sole discretion, may accelerate one or more installments or payments, and change the form of payment or distribution in accordance with this Section 3.1, of any balance of a Participant’s Award Account.

(d)

At any time before or after Separation from Service of a Participant who has one or more Award Accounts, the Committee, if it finds in its sole discretion that continued deferral of such Award Account(s) would result in undue hardship to such Participant or his Beneficiary, may accelerate and pay in cash all or any part of such Award Account(s). If payment of part of an Award Account is made pursuant to this Subsection 3.1(d), such payment shall be made pro-rata from the Investment Funds established under Section 2.1 in which such Award Account is invested at the time of the payment.

(e)

In the event of relevant changes in the Federal income tax laws, regulations and rulings, or upon termination of the Plan, the Committee may, in its sole discretion, so accelerate or change the form of payment of any or all Award Accounts.

3.2

Payments Prior to Separation From Service or Date Certain – A Participant may request a withdrawal from any Award Account by filing a request with the Committee. Any withdrawal under this Section will be charged with a 10% early withdrawal penalty that will be withheld from the amount withdrawn and such amount withheld shall be irrevocably forfeited. All withdrawals shall be made pro-rata from the investment funds established under Section 2.1 in which the Participant’s Award Account are invested at the time of the withdrawal.

3.3

Responsibility for Payments. All payments attributable to credits made hereunder on behalf of a Participant shall be made by the Company on its own behalf or on behalf of the Affiliated Company by who such Participant was employed when such credits were made. Such Affiliated Company shall reimburse the Company for all amounts paid on its behalf.

ARTICLE FOUR

Administration

4.1

Responsibilities and Powers of the Committee - The Committee shall be solely responsible for the operation and administration of the Plan and shall have all powers necessary and appropriate to carry out its responsibilities in operating and administering the Plan. Without limiting the generality of the foregoing, the Committee shall have the responsibility and power to interpret the Plan, to make factual determinations and to determine whether a credit should be made on behalf of a Participant, the amount of the credit and the value of the amount so credited on any subsequent date. The determination of the Committee, made in good faith, shall be conclusive and binding on all persons, including Participants and their Beneficiaries. The Committee may delegate part or all of its authority to operate and administer the Plan to: (i) prior to March 1, 2013 the Senior Vice President-Human Resources of the Company; and (ii) on and after March 1, 2013 the Vice President-Human Resources of Union Pacific Railroad Company or such other officer or employee of Union Pacific Railroad Company or the Company with similar authority, and may grant authority to such person to execute agreements or other documents relating to the administration of the Plan as such person deems necessary or appropriate.

4.2

Outside Services - The Committee may engage counsel and such clerical, medical, financial, investment, accounting and other specialized services as she may deem necessary or desirable to the operation and administration of the Plan. The Committee shall be entitled to rely, and shall be fully protected in any action or determination or omission taken or made or omitted in good faith in so relying, upon any opinions, reports or other advice which is furnished by counsel or other specialist engaged for that purpose.

4.3

Indemnification - The Company shall indemnify the Committee against any and all claims, loss, damages, expense (including reasonable counsel fees) and liability arising from any action or failure to act or other conduct in her official capacity, except when the same is due to her own gross negligence or willful misconduct.

4.4

Claims Procedures - The claims procedures set forth in Article XIII of the Thrift Plan shall apply to any claim for benefits hereunder, subject to such changes as the Committee deems necessary or appropriate.

ARTICLE FIVE

Amendment and Termination

5.1

Amendment - The Board of Directors reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate to conform with governmental regulations or other policies, to modify or amend in whole or in part any or all of the provisions of the Plan. In addition, (i) prior to March 1, 2013 the Senior Vice President-Human Resources of the Company; and (ii) on and after March 1, 2013 the Vice President-Human Resources of Union Pacific Railroad Company or such other officer or employee of Union Pacific Railroad Company or the Company with similar authority, may make (a) all technical, administrative, regulatory and compliance amendments to the Plan or (b) any other amendment to the Plan that will not significantly increase the cost of the Plan to the Company as he or she deems necessary or appropriate. Notwithstanding anything to the contrary above, no amendment shall operate to reduce the accrued benefit of any individual who is a Participant at the time the amendment is adopted.

5.2

Termination - The Plan is purely voluntary and the Board of Directors reserves the right to terminate the Plan at any time, provided, however, that the termination shall not operate to reduce the accrued benefit of any individual who is a Participant at the time the Plan is terminated.

ARTICLE SIX

General Provisions

6.1

Source of Payments - The Plan shall not be funded and all payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Company. The Company shall not, by virtue of any provisions of the Plan or by any action of any person hereunder, be deemed to be a trustee or other fiduciary of any property for any Participant or his Beneficiaries and the liabilities of the Company to any Participant or his Beneficiaries pursuant to the Plan shall be those of a debtor only pursuant to such contractual obligations as are created by the Plan and no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. To the extent that any Participant or his Beneficiaries acquire a right to receive a payment from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

6.2	No Warranties - Neither the Committee nor the Company warrants or represents in any way that the value of each Participant’s Account will increase or not decrease. Such Participant assumes all risk in connection with any change in such value.

6.3

Inalienability of Benefits - No benefit payable under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to do so shall be void; nor shall any such benefit or interest be in any manner liable for or subject to garnishment, attachment, execution or levy or liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or his Beneficiaries. In the event that the Committee shall find that any Participant or his Beneficiaries has become bankrupt or that any attempt has been made to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit payable under, or interest in, the Plan, the Committee shall hold or apply such benefit or interest or any part thereof to or for the benefit of such Participant or his Beneficiaries, his spouse, children, parents or other relatives or any of them.

6.4	Expenses - The Company shall pay all costs and expenses incurred in operating and administering the Plan, including the expense of any counsel or other specialist engaged by the Committee.

6.5

No Right of Employment - Nothing herein contained nor any action taken under the provisions hereof shall be construed as giving any Participant the right to be retained in the employ of the Company or any Affiliated Company.

6.6

Limitations on Obligations - Neither the Company, nor any Affiliated Company, nor any officer or employee of either, nor any member of the Board of Directors nor the Committee shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any action taken or omitted in connection with the granting of benefits or the interpretation and administration of the Plan.

6.7	Withholding - The Company shall, on its own behalf or on behalf of the Affiliated Companies, withhold from any payment hereunder the required amounts of income and other taxes.

6.8	Headings - The headings of the Sections in the Plan are placed herein for convenience of reference and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

6.9	Construction - The Plan shall be construed, regulated and administered in accordance with the laws of the State of Utah, without regard to the choice of law principles thereof.

6.10

Payments to Minors, Etc. - Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person and such payment shall fully discharge the Committee, the Company, all Affiliated Companies and all other parties with respect thereto.

6.11

Rule of Interpretation - This Grandfathered Plan is intended to qualify as a grandfathered arrangement not subject to section 409A of the Code, and shall be interpreted and construed so as to realize such intent. The Committee is empowered to amend the terms of this Grandfathered Plan in order to ensure that the Award Accounts under the Plan are not subject to the restrictions and limitations of section 409A of the Code.